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Exhibit 5.1

GARDNER CARTON & DOUGLAS LLP
191 North Wacker Drive
Suite 3700
Chicago, Illinois 60606

June 30, 2004

Andrew Corporation
10500 West 153rd Street
Orland Park, Illinois 60462

  Re:
  Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel for Andrew Corporation, a Delaware corporation (the "Company"), in connection with the proposed sale of up to 1,650,000 shares of Common Stock, $0.01 par value per share, of the Company (the "Stock") by certain stockholders of the Company referred to in the Registration Statement filed with the Securities and Exchange Commission on Form S-3 (the "Registration Statement"). We have examined the Certificate of Incorporation of the Company, as amended, and such other documents as we have deemed necessary for the purposes of this opinion.

        Based upon the foregoing, we are of the opinion that the Stock covered by the Registration Statement has been duly authorized and validly issued and is fully paid and non-assessable.

        We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Gardner Carton & Douglas LLP

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  Exhibit 5.1